Exhibit (e)(1)

SCHEDULE C

STATEMENT OF EXECUTIVE COMPENSATION

      The following discussion was included in the management information circular for Goldcorp’s annual and general meeting of Shareholders held on June 16, 2004, and the information contained herein is given as of March 31, 2004, except where otherwise indicated.

Summary Compensation Table

      The following table sets out, for the periods indicated, information concerning the compensation earned by the Chief Executive Officer and the other four most highly compensated “executive officers” of the Corporation, as that term is defined by applicable securities legislation.

		Annual Compensation (1)			Long Term Compensation

					Awards		Payouts

						Restricted Shares
				Other Annual	Securities Under	Or Restricted	LTIP	All Other
Name and		Salary	Bonus	Compensation	Options Granted	Share Units	Payouts	Compensation
Principal Position	Year	($)	($)	($)(2)	(#)(3)(4)	($)	($)	($)

ROBERT R. MCEWEN	2003	247,475	—	19,081	800,000	—	—	—
Chairman and	2002	220,945	1,900,000	16,308	2,000,000	—	—	—
Chief Executive Officer	2001	223,896	—	16,533	—	—	—	—

R. BRUCE HUMPHREY (3)	2003	151,364	71,370	13,200	200,000	—	—	—
Senior Vice President and	2002	117,827	63,690	10,127	200,000	—	—	—
Chief Operating Officer	2001	119,455	96,855	10,267	—	—	—	—

CHRISTOPHER J. BRADBROOK	2003	121,924	71,370	11,304	100,000	—	—	—
Vice President,	2002	95,535	—	8,789	—	—	—	—
Corporate Development	2001	89,901	—	6,780	200,000	—	—	—

GILLES FILION	2003	101,702	42,822	9,999	90,000	—	—	—
Vice President,	2002	82,797	38,214	8,025	160,000	—	—	—
Exploration	2001	83,941	32,285	8,136	—	—	—	—

BRAD J. BOLAND (6)	2003	86,239	28,548	4,304	60,000	—	—	—
Vice President,	2002	63,159	15,923	3,716	42,000	—	—	—
Finance	2001	54,885	19,371	2,215	—	—	—	—

Notes:

(1)	All dollar amounts have been converted from Canadian dollars at an exchange rate of Cdn$1.00 equals US$0.7137 for 2003, US$0.6369 for 2002 and US$0.6457 for 2001.

(2)	The Corporation pays its executive officers and certain members of its senior personnel a monthly payment equal to 6% of his or her monthly basic salary. This payment is in lieu of the Corporation maintaining a pension plan for such individuals. The aggregate value of other annual compensation for each named executive officer does not exceed the lesser of $33,660 and 10% of his or her aggregate salary and bonus.

(3)	Options are exercisable for the purchase of Common Shares.

(4)	Share amounts have been restated to reflect the May 22, 2002 two-for-one stock split.

(5)	Mr. Humphrey was appointed Senior Vice President and Chief Operating Officer in February 2003.

(6)	Mr. Boland was appointed Vice President, Finance in February 2003.

Goldcorp Stock Option Plan

      On October 30, 2000, as part of the amalgamation of Goldcorp and CSA Management Inc., the Shareholders approved the adoption of a Goldcorp stock option plan (the “Goldcorp Stock Option Plan”). Share amounts have been restated to reflect the May 22, 2002 two-for-one stock split.

      Under the Goldcorp Stock Option Plan, the maximum number of Common Shares that can be issued is 18,000,000. As of March 31, 2004: 10,497,335 options have been granted and exercised; 5,709,413 options have been granted but not yet exercised; and 1,793,252 options are available for future grants.

      The purpose of the Goldcorp Stock Option Plan is to attract and retain superior employees, to provide a strong incentive for employees and consultants to put forth maximum effort for the continued success and growth of the Corporation and its Designated Subsidiaries (as defined in the Goldcorp Stock Option Plan) and, in combination with these goals, to encourage equity ownership in the Corporation by its employees and consultants.

      The Goldcorp Stock Option Plan is administered by the Board of Directors, with the Compensation Committee having been designated by the Board of Directors to administer it. The Compensation Committee has full and complete authority to interpret the Goldcorp Stock Option Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the Goldcorp Stock Option Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable.

      The Goldcorp Stock Option Plan is subject to the following:

(a)	the maximum number of Common Shares which may be issued under the Goldcorp Stock Option Plan shall not exceed 18,000,000, subject to adjustment. The maximum number of Common Shares with respect to which grants may be made to any one (1) employee or his or her associates (as that term is defined in the Securities Act (Ontario)) shall not exceed 5% of the issued shares. The maximum number of Common Shares reserved for issuance to insiders (as defined in the Securities Act (Ontario)) of the Corporation and their associates shall not exceed 10% of the issuable shares, the maximum number of Common Shares which may be issued to insiders of the Corporation and their associates under the Goldcorp Stock Option Plan within any one (1) year period, when taken together with any other share compensation arrangements, shall not exceed 10% of the issuable shares for all such insiders and associates in the aggregate and, in the case of any one (1) insider and his or her associates, shall not exceed 5% of the issuable shares. However, notwithstanding the foregoing, the number of stock options to be granted in any one (1) year shall be limited to no more than 24,000 stock options for each director;

(b)	the market value of Common Shares issued under the Goldcorp Stock Option Plan means the closing board lot sale price of the Common Shares on the Toronto Stock Exchange (“TSX”) on the business day immediately preceding the date of grant and, if there was not a board lot sale on the TSX on such date, then the last board lot sale prior thereto;

(c)	options are exercisable for a maximum period of ten (10) years from the date of grant to the extent the grant has vested. Options vest one-third (1/3) after the first year after the grant and an additional one-third (1/3) at the end of each succeeding anniversary date of the grant thereafter, with the Compensation Committee having the authority to accelerate the vesting of all or any part of the options;

(d)	the Goldcorp Stock Option Plan also provides for stock appreciation rights; however, in 2003, no stock appreciation rights were granted; and

(e)	grants made under the Goldcorp Stock Option Plan are not assignable.

      In 2003, there were 1,250,000 stock options granted to the executive officers of the Corporation. See “Executive Compensation — Aggregated Option Grants during the Most Recently Completed Financial Year — 2003”.

      The following table sets forth information concerning the aggregated stock options granted to the executive officers of the Corporation during 2003.

Aggregated Option Grants during the Most Recently Completed

Financial Year — 2003

	Securities	% of Total		Market Value of
	Under	Options		Securities Underlying
	Options	Granted to	Exercise or	Options on the
	Granted	Employees in	Base Price	Date of Grant
Name	(#)	Financial Year	($/Security) (1)(2)	($/Security) (1)	Expiration Date

ROBERT R. MCEWEN	800,000	37	$12.49	$10,495,715	August 19, 2013

R. BRUCE HUMPHREY	200,000	9	$12.49	$2,623,929	August 19, 2013

CHRISTOPHER J. BRADBROOK	100,000	5	$12.49	$1,311,964	August 19, 2013

GILLES FILION	90,000	4	$12.49	$1,180,768	August 19, 2013

BRAD J. BOLAND	60,000	3	$12.49	$787,179	August 19, 2013

Notes:

(1)	All dollar amounts have been converted from Canadian dollars at an exchange rate of Cdn$1.00 equals US$0.7137.

(2)	Strike Price — Cdn$17.50.

     The following table sets forth information concerning the aggregated stock options exercised by the executive officers of the Corporation during 2003.

Aggregated Option Exercises during the Most Recently Completed Financial Year and Financial Year-End Option Values — 2003

				Value
				Unexercised
			Unexercised	In-the-Money
			Options at	Options at
	Securities		Dec. 31, 2003	Dec. 31, 2003
	Acquired	Aggregate Value	(#)	($)
	On Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($) (1)	Unexercisable	Unexercisable (1)(2)

ROBERT R. MCEWEN	5,525,000	$67,307,800 (3)	1,666/2,133,334	$9,595/$10,007,981

R. BRUCE HUMPHREY	91,666	$1,025,442 (4)	141,668/333,334	$1,276,295/$1,213,294

CHRISTOPHER BRADBROOK	105,000	$1,176,800 (5)	13,333/166,667	$156,463/$986,099

GILLES FILION	45,000	$571,050 (6)	276,333/196,667	$3,042,473/$814,762

BRAD J. BOLAND	20,000	$214,000 (7)	14,000/88,000	$80,634/$294,872

Notes:

(1)	All dollar amounts have been converted from Canadian dollars at an exchange rate of Cdn$1.00 equals US$0.7137.

(2)	On December 31, 2003, the last trading day of the year, the closing price of the Common Shares on the TSX was Cdn$20.62 and on the NYSE was US$15.95.

(3)	Exercised on: December 16, 2003 — 1,340,000 at $4.70; 1,680,000 at $2.70; 840,000 at $1.40; 1,000,000 at $2.30; 331,667 at $8.90; 333,333 at $8.10.

(4)	Exercised on: February 14, 2003 — 25,000 at $2.80; September 18, 2003 — 30,000 at $2.30; December 22, 2003 — 36,666 at $2.30.

(5)	Exercised on: February 14, 2003 — 10,000 at $3.20; June 17, 2003 — 20,000 at $3.20; November 7, 2003 — 20,000 at $3.20; December 12, 2003 — 15,000 at $3.20; December 22, 2003 — 40,000 at $3.20.

(6)	Exercised on: November 4, 2003 — 45,000 at $2.70.

(7)	Exercised on: September 4, 2003 — 20,000 at $2.30.

2004 Updates

      During 2004, the Board of Directors, on the recommendation of the Compensation Committee, granted stock options to executive officers of the Corporation as follows: Mr. Robert R. McEwen, Chairman and Chief Executive Officer, was granted 400,000 stock options; Mr. Gilles Filion, Vice President, Exploration, was granted 45,000 stock options; and Mr. Brad Boland, Vice President, Finance, was granted 40,200 stock options. All of these options were granted at an exercise price of C$16.87 and expire on September 23, 2014. The exercise price of the stock options was determined with reference to the closing price of the Goldcorp Shares on the TSX on the trading day immediately preceding the date of the grant of the stock options. The stock options vest one-third after the first anniversary, and an additional one-third on each succeeding anniversary, of the date of grant of the stock options.

      During 2004, the change of control agreement for Mr. McEwen (please see the section entitled “Change of Control Agreements”) was terminated.

      The successful completion of the Transaction would constitute a change of control under the Goldcorp Stock Option Plan, and all issued and outstanding Goldcorp options would immediately vest and become exercisable. The Goldcorp Board of Directors has amended the Goldcorp Stock Option Plan to provide that, if a change of control occurs (as defined in the Goldcorp Stock Option Plan), all issued and outstanding Goldcorp options would expire in accordance with their original grant term.

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